SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  July 7, 2011

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                              Regulation FD Disclosure.

On July 7, 2011, MTR Gaming Group, Inc. announced its intention to offer $500,000,000 aggregate principal amount of Senior Secured Second Lien Notes due 2019 (the “Notes”). Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” the “Company”, “MTR,” “we,” “our” and “us” refer to MTR Gaming Group, Inc. and its consolidated subsidiaries.

(i)            Our Company

We are a leading regional operator of middle-market casinos and horseracing tracks. We, through our wholly-owned subsidiaries, own and operate Mountaineer Casino, Racetrack & Resort (“Mountaineer”) in Chester, West Virginia; Presque Isle Downs & Casino (“Presque Isle Downs”) in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio.

During the month of March 2011, approximately 77% of the total amount played in Mountaineer’s slot machines was attributable to customers from Ohio, 19% to customers from Pennsylvania, 2% to customers from West Virginia and 2% to customers from other locations, while approximately 83% of the total amount played at Mountaineer’s table games was attributable to customers from Ohio, 12% to customers from Pennsylvania, 2% to customers from West Virginia and 3% to customers from other locations.  During the month of March 2011, approximately 48% of the total amount played in Presque Isle Downs’ slot machines was attributable to customers from Ohio, 47% to customers from Pennsylvania, 4% to customers from New York and 1% to customers from other locations, while approximately 39% of the total amount played at Presque Isle Downs’ table games was attributable to customers from Ohio, 53% to customers from Pennsylvania, 6% to customers from New York and 2% to customers from other locations.

(ii)           Business Strategy

Our business strategy is to drive revenues and profits from our racetrack-based gaming properties in West Virginia and Pennsylvania and pursue video lottery terminal (“VLT”) gaming at our Ohio racetrack, thus becoming a diversified, regional racino company.

Capitalize on table gaming at Mountaineer

We believe table gaming improves Mountaineer’s ability to compete by distinguishing Mountaineer from slots-only facilities in West Virginia’s bar and fraternal organizations and attracting patrons with disposable income and a propensity to utilize Mountaineer’s high-end amenities. We believe that table gaming has helped to increase average spend in the casino and resulted in greater utilization of Mountaineer’s luxury hotel, spa, steak house and entertainment offerings. We believe Mountaineer enjoys a competitive advantage over limited video lottery machines permitted in West Virginia’s local bars and fraternal organizations.

Grow customer base and table gaming at Presque Isle Downs

We commenced table gaming operations at Presque Isle Downs on July 8, 2010 and currently operate 44 casino table games. We believe that the addition of table games allows Presque Isle Downs to compete more effectively with the Seneca Allegany Casino in Salamanca, New York, approximately seventy-five miles from Presque Isle Downs, which already had table games. In addition, Presque Isle Downs has filed a petition with the Pennsylvania Gaming Control Board seeking approval to add an approximately 2,000 square-foot, nine-table poker room which we believe will contribute to Presque Isle Downs’ offerings as a full service casino facility.

Drive enhanced revenue with increased marketing efforts

In 2009, we began offering credit to Mountaineer’s slot and table gaming customers on a limited basis, and in 2010 began offering credit to Presque Isle Downs’ table gaming customers. Furthermore, in late-2010, Pennsylvania’s casinos were granted the ability to offer credit to slot customers. Presque Isle Downs intends to offer credit to slot customers upon receipt of final regulatory approval. As part of our overall marketing strategy, we intend to increase our use of credit for qualified patrons as a means of further enhancing gaming revenue at Mountaineer and Presque Isle Downs. We also intend to focus our marketing efforts on our existing 750,000 member customer database and capitalize on our spa, golf and hotel amenities at Mountaineer in order to attract repeat visitors. In addition, we plan to enhance our marketing efforts at Presque Isle Downs through affinity programs and an improved player tracking system for our existing 543,000 customers currently enrolled in our loyalty program.

Pursue VLT gaming at Scioto Downs

In June 2011, the Governor of Ohio’s administration reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installations of VLTs at Ohio’s existing horse racetracks, including Scioto Downs. We intend to apply for a license to operate VLTs at Scioto Downs and have undertaken substantial planning activities to redevelop Scioto Downs to accommodate a new VLT gaming facility.

(iii)          Ohio Gaming Market

Ohio’s demographic characteristics and economic environment are indicative of its ability to support an expansion of the gaming industry within the state. According to the 2009 U.S. census, Ohio is the seventh largest state by population with approximately 11.5 million people. Furthermore, the population over 21 years old within a 50 mile radius of the five major metropolitan areas is 1.9 million, 2.3 million, 1.6 million, 2.1 million and 1.6 million for Cincinnati, Cleveland, Columbus, Dayton and Toledo, respectively. The major Ohio metropolitan areas have fairly consistent average household income levels ranging from $64,600 for Toledo to $68,900 for Cincinnati. The unemployment rate in Ohio was 8.6% as of April 2011, below the national unemployment rate of 9.0%.

The Ohio gaming market will initially consist of four new casinos and seven racinos, assuming all seven existing racetracks apply for a VLT sales agent license and are approved. The four casinos contemplated in Ohio will be located in Columbus, Cleveland, Toledo and Cincinnati and are expected to have a combined total of approximately 9,100 slots and approximately 300 table games. The seven racinos could have a combined total of 17,500 slots, assuming each racino installs 2,500 slots. The table below sets forth the projections by The Innovation Group, a third-party provider of consulting and management services for the gaming industry, for total gaming revenue assuming the addition of stand-alone casinos in Ohio and the installation of VLTs at Ohio’s seven racetracks in their existing locations.

Ohio Gaming Market Revenue Summary

Property	Local Gamer Visits (mm)	Win Per Visit	Local Gaming Revenue ($ mm)	Other Gaming Revenue ($mm)	Total Gaming Revenue ($mm)	Positions	Daily Win / Position
Raceway Park	1.7	$77	$135.7	$6.8	$142.5	2,500	$156
Thistledown	2.8	$75	$209.3	$12.0	$221.3	2,500	$242
Northfield	2.8	$75	$207.7	$12.1	$219.8	2,500	$241
Beulah Park	1.8	$79	$141.0	$13.9	$154.9	2,500	$170
Scioto Downs	1.8	$78	$140.1	$13.3	$153.4	2,500	$168
Lebanon raceway	2.6	$79	$211.3	$13.4	$224.7	2,500	$246
River Downs	1.7	$80	$137.8	$11.6	$149.4	2,500	$164
Total	15.2	$77	$1,182.9	$83.1	$1,266.0	17,500	$198

Source:  The Innovation Group

Based on comparable gaming markets, the Company believes that the Columbus, Ohio market will be able to support the gaming facilities expected to be developed in that market. Such facilities include one casino under development and two racinos, Beulah Park and Scioto Downs. Based on metropolitan area population and household income, Kansas City is a comparable gaming market to Columbus, Ohio. Kansas City is only 15% larger than Columbus and supports four casinos (Ameristar, Harrah’s, Argosy and Isle of Capri). The Denver, Colorado market (which includes casinos in Blackhawk and Central City) supports nine major gaming facilities and over 15 smaller facilities. St. Louis, Missouri supports over twice as many casinos as are proposed in Columbus with a population only 57% larger.

	Columbus, OH		Denver, CO	Kansas City, MO	St. Louis, MO
Demographics
Population (2009 est.)	1.8 mm		2.6 mm	2.1 mm	2.8 mm
CAGR 2000-2009	1.2%		1.8%	1.3%	0.5%
% of population above 18	86%		88%	75%	77%
Median household income (2009)	$66,990		$46,410	$41,999	$34,801
Market information
# of gaming facilities	3 (proposed	)	9 major facilities (total of 24)	4	7
2010 gaming revenue	NA		$625 mm	$714 mm	$880 mm
% growth over 2009	NA		5.2%	(0.8)%	7.5%
Total gaming square footage	NA		286,000 sq. ft.	296,533 sq. ft.	415,000 sq. ft.
# of slots	7,500 (est.	)	10,519	7,986	9,963
# of tables	100		229	189	296
# of hotel rooms	NA		1,136	839	1,393
Facility types	Land-based		Land-based	Riverboats	Riverboats

Source:  U.S. Census and regulatory filings

(iv)          Recent Developments

In June 2011, Governor of Ohio John Kasich’s administration announced it had reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installation of VLTs at Ohio’s existing horse racetracks. The agreements included the below proposed terms for racetrack owners seeking to become VLT sales agents:

•                  $50.0 million licensing fee ($10.0 million payable upon application, $15.0 million payable at the onset of VLT sales and $25.0 million payable one year after the onset of VLT sales);

•                  Commission for VLT sales agents (the amount of sales revenue the racetrack owners would be permitted to retain) would not exceed 66.5%;

•                  Required investment of at least $150.0 million in the facilities within 3 years following licensure, including VLT machines, with a maximum credit of $25 million allowed for the value of existing facilities and land;

•                  Facilities would be required to open within three years of license approval;

•                  The state would consider transferring horse racing permits from current track locations to new temporary locations, which may include the Dayton and Youngstown areas, at a later date;

•                  No VLT sales can commence prior to VLT licensees reaching an agreement with the horse racing industry on funds to benefit the horse racing industry; and

•                  For the first ten years of operation, VLT agent licenses would be granted only to horse racing permit holders.

On June 29, 2011, the Ohio legislature approved a bill that would permit any owner of an Ohio racetrack eligible for a permit to operate VLTs to apply to the Ohio State Racing Commission within a two year period following the effective date of the legislation for a transfer of its racetrack license.  To the extent that any such transfer is approved, the owner of such facility will be permitted to operate a temporary facility at its new location while constructing or otherwise preparing its new track, as will the casinos.  We expect the racetracks will be authorized to have temporary facilities. Any transfer of an existing racetrack license will be subject to payment of a relocation fee and any such temporary facility will be required to meet minimum capital investment and structure requirements, each to be established by the Ohio State Racing Commission. The legislation provides, however, that an owner of an Ohio racetrack located on property owned by a political subdivision may relocate its track to a new location within 20 miles of its current location and such owner may not be charged a relocation fee. One of our competitors, Penn National Gaming, Inc., has already informed the Ohio State Racing Commission that it will seek permission to relocate its Toledo and Columbus racetracks to Youngstown and Dayton.  Relocation of an existing racetrack to Youngstown, Ohio would create significant additional competition in one of our primary markets. We expect that such additional competition could have a material adverse effect on our financial conditions and results of operations, particularly on our operations at Mountaineer.

The terms applicable to licensing of VLT operations at Ohio’s racetracks are not final and portions of the agreements may require approval by the Ohio legislature and action by the Ohio Lottery Commission to implement such terms. Further, VLTs cannot operate until tracks reach an agreement with the horse racing industry on funds to benefit the industry and the State of Ohio reserves the right to determine the terms of such an agreement if one is not reached by the time VLT sales are set to begin.  In addition, the approval of VLT operations at racetracks may be subject to litigation seeking to prevent such gaming activities, which could be protracted and delay commencement of VLT operations.  As a result, we cannot assure you that the operation of VLTs at the racetracks will be approved on the terms described above or the timing of commencement of operations of VLTs at racetracks in Ohio.

Scioto Downs is one of seven racetracks in Ohio that will be able to apply for a 3-year renewable sales agent license to operate a VLT facility at its existing racetrack. For the first ten years, we expect such VLT licenses to be granted only to the existing seven racetracks. We intend to apply for a license to operate VLTs at Scioto Downs and have undertaken substantial planning activities to redevelop Scioto Downs.  The gaming facility build out will encompass 130,000 square feet, including 70,000 square feet of gaming space to accommodate up to 2,500 VLTs and four food and beverage outlets. We believe construction of the new facility will take approximately 10 months from commencement of construction and development costs are expected to be approximately $125.0 million over a required three-year period, not including the license fee. We believe we are well positioned to receive the VLT license approval to install VLTs at the Scioto Downs property and we expect that we will open the new facility in the first quarter of 2012 with 2,000 VLTs and the facility will be fully operational in the second quarter of 2012 with 500 additional VLTs. However, there can be no assurance that we will receive a license to operate VLTs at Scioto Downs or as to actual timing of the opening of the facility, which may be affected by a number of factors beyond our control.

In March 2011, an association comprised of a majority of racetrack operators in Ohio (the Equine Agricultural Coalition) commissioned The Innovation Group, to conduct a statewide racetrack casino market assessment for the State of Ohio. The assessment estimated the potential gamer visits and top-line gaming revenue associated with slots-only gaming facilities at the state’s seven active racetracks. Assuming the addition of stand-alone casinos in Ohio and the installation of VLTs at Ohio’s seven racetracks in 2013, The Innovation Group forecasted that Scioto Downs would receive approximately 1.8 million local gamer visits and generate approximately $153.0 million in total gaming revenue.  The assessment is based on a number of assumptions and qualifications (including assumptions that the VLT gaming facilities will be located at the existing racetracks in Ohio and not subject to relocation, which will be permitted pursuant to the legislation approved in Ohio), many of which are difficult to project and are subject to change based on factors that we cannot control. Actual operating results of the planned VLT facility at Scioto Downs may differ from the forecast prepared by The Innovation Group and such difference may be material. In addition, while we believe that the approval of VLT gaming at Scioto Downs may positively impact our financial condition and results of operations, we also expect that gaming activity at the planned Ohio casinos and racinos will negatively impact our results of operations at Mountaineer and Presque Isle Downs and that such negative impact will be material.

(v)           Future FF&E Financing

We expect our establishment of gaming operations at Scioto Downs will cost an aggregate of approximately $175.0 million, including the license fee.  Although approximately $100.0 million of such costs will be funded with proceeds of our Notes offering, we will require additional financing to, among other things, pay required license fees and fund the expansion and improvement of the Scioto Downs facility to comply with licensing requirements and accommodate VLT gaming.  As such, we are pursuing a financing of the furniture, furnishing and equipment (“FF&E”), including video gaming terminals, to be utilized at the Scioto Downs facility.  We have not received any commitment for such financing, and therefore cannot assure you that we will be able to obtain such financing on terms that are satisfactory to us or at all.

(vi)          For the twelve months ended March 31, 2011, we generated $423.9 million of net revenue and $76.2 million of Adjusted EBITDA from continuing operations. For the twelve months ended March 31, 2011, Mountaineer generated $221.6 million of net revenue and $45.6 million of Adjusted EBITDA and had an average daily net win per slot machine of $166 and average daily net win per table of $1,502.  For the twelve months ended March 31, 2011, Presque Isle Downs generated $199.2 million of net revenues and $42.3 million of Adjusted EBITDA and had an average daily net win per slot machine of $234 and an average daily net win per table of $1,154.

(vii)         Summary Consolidated Financial and Other Data

The following table sets forth summary unaudited consolidated financial and other data for the twelve months ended March 31, 2011.

Twelve Months Ended March 31,
2011(1)
Statement of Operations Data:
Revenues:
Gaming	$381,601
Pari-mutuel commissions	10,954
Food, beverage and lodging	32,445
Other	8,667
Total revenues	433,667
Less promotional allowances	(9,797)
Net revenues	423,870

Operating income(2)	47,627

Loss from continuing operations(3)	(6,959)
Loss from discontinued operations	(10)

Net loss	$(6,969)
Loss per share from continuing operations:
Basic	$(0.25)
Diluted	$(0.25)
Other Financial Data:
Depreciation	$28,514
Adjusted EBITDA from continuing operations (4)(5)	76,191
Adjusted EBITDA (consolidated) (4)(5)	76,178

Twelve Months Ended March 31, 2011
(unaudited)
As Adjusted Financial Information (4)(5)(6):
Ratio of Adjusted EBITDA (continuing operations) to cash interest expense	1.9x
Ratio of total debt to Adjusted EBITDA (continuing operations)	6.57x
Ratio of net debt to Adjusted EBITDA (continuing operations)	5.0x
Ratio of senior secured debt to Adjusted EBITDA (continuing operations)	6.56x

(1)           Presque Isle Downs commenced table gaming on July 8, 2010.

(2)           Operating income for the twelve months ended March 31, 2011 includes (i) project opening costs of $1.3 million related to Presque Isle Downs which commenced table gaming on July 8, 2010; and (ii) strategic costs of $0.2 million associated with lobbying and gaming efforts in Ohio.

(3)           Loss from continuing operations for the twelve months ended March 31, 2011 includes an income tax valuation allowance of $1.4 million that was provided against the Company’s deferred tax assets.

(4)           Adjusted EBITDA represents earnings (losses) before interest expense (income), income tax expense (benefit), depreciation and amortization, gain (loss) on the sale or disposal of property, loss on asset impairment, loss on debt modification and extinguishment and equity in loss of unconsolidated joint venture.  Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or income (loss) from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. We use Adjusted EBITDA as the primary measure of our operating performance and as a component in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments, which can be significant. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements. The following table sets forth a reconciliation of income (loss) from continuing operations, a GAAP financial measure, to Adjusted EBITDA from continuing operations, a non-GAAP measure, and income (loss) from discontinued operations, a GAAP financial measure, to Adjusted EBITDA from discontinued operations, a non-GAAP measure, for the twelve months ended March 31, 2011.

	Twelve Months Ended March 31, 2011
	Consolidated from Continuing Operations	Mountaineer	Presque Isle Downs	Scioto Downs (including RacelineBet)	Corporate
	(unaudited, dollars in thousands)
Adjusted EBITDA :
Income (loss) from continuing operations	$(6,959)	$22,459	$17,279	$(1,510)	$(45,187)
Interest expense (income), net	53,905	98	(40)	60	53,787
Provision (benefit) for income taxes	681	10,116	10,361	(545)	(19,251)
Depreciation	28,514	12,981	14,691	793	49
Impairment loss	40	—	—	—	40
Gain (loss) on the sale or disposal of property	10	(17)	27	—	—
Adjusted EBITDA from continuing operations	$76,191	$45,637	$42,318	$(1,202)	$(10,562)

Twelve Months Ended March 31, 2011
Adjusted EBITDA from Discontinued Operations:
(Loss) from discontinued operations	$(10)
Interest expense, net	2
Benefit for income taxes	(5)
Adjusted EBITDA from discontinued operations	$(13)

Adjusted EBITDA (consolidated)	$76,178

(5)                                  Adjusted EBITDA from continuing operations includes Mountaineer, Presque Isle Downs and Scioto Downs (including RacelineBet).  Adjusted EBITDA from discontinued operations includes Binion’s, the Ramada Inn & Speedway Casino, Jackson Racing, Jackson Trotting, MTR-Harness, Inc. and North Metro Harness Initiative, LLC (dba Running Aces Harness Park).

(6)                                  Gives effect to the refinancing transactions as if such transactions had occurred as of the beginning of the period in the case of the financial ratios derived from income statement data.  For the twelve months ended March 31, 2011, the ratio of Adjusted EBITDA (continuing operations) to cash interest expense prior to giving effect to the refinancing transactions was 1.6x.

(viii)            Additional and Revised Risk Factors Disclosure

We face significant competition from other gaming and racing facilities, and increased competition could have a material adverse effect on us.

Gaming Operations.  We face substantial competition in each of the markets in which our gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than we do; some are permitted to conduct additional forms of gaming; and some pay substantially lower taxes than we do, which may permit them to spend more for marketing and promotions and thus gain a competitive advantage over us. All of our gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets. These factors, as well as the legalization of other forms of gaming in the markets in which our gaming facilities are located, may intensify competitive pressures and could have a material adverse effect on us. For example, VLT gaming at racetracks in Ohio, when operational, would compete with Mountaineer and Presque Isle Downs, and new casino gaming operations in Ohio as a result of the November 3, 2009 amendment to the Ohio constitution will also compete with Mountaineer, Presque Isle Downs and Scioto Downs and may have a material adverse effect on our business, financial condition and results of operations.  Such adverse impact may be exacerbated by any permitted relocations of racetracks from their existing locations.  See “—Recent approval of gaming in Ohio will create significant new competition.”

In recent years, the number of gaming options available to consumers in our West Virginia area market has increased considerably. While there are three other tracks and one resort in West Virginia that offer slot machine and table gaming, only one, Wheeling Downs, lies within Mountaineer’s primary market, located approximately 40 miles to the south in Wheeling, West Virginia. That competitor currently operates approximately 1,800 slot machines, 12 poker tables, and 37 casino table games.

The primary competitors for Mountaineer (and to a lesser extent, Presque Isle Downs) are gaming operations in Pennsylvania. Pennsylvania’s slot machine law, as amended on January 7, 2010, contemplates the installation of slot machines and table games at up to fourteen locations. Additionally, Mountaineer competes with smaller gaming operations conducted in local bars and fraternal organizations. West Virginia law permits limited video lottery machines (“LVLs”) in local bars and fraternal organizations. The West Virginia Lottery Commission authorizes up to 7,500 slot machines in adults-only facilities throughout West Virginia. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages, and no more than ten slot machines are allowed in each licensed fraternal organization. As of March 1, 2011, there were a total of approximately 1,290 LVL’s in bars and fraternal organizations in Hancock County (where Mountaineer is located) and the two neighboring counties (Brooke and Ohio Counties). Although the bars and fraternal organizations housing these machines lack poker and table gaming, as well as the amenities and ambiance of our Mountaineer facility, they do compete with us, particularly for the local patronage.

All of our gaming operations also compete to a lesser extent with operations in other locations, including Native American lands, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off- track wagering, high-stakes bingo, card parlors, and the emergence of Internet gaming. In addition, casinos in Canada likewise advertise in our target markets.

Racing and Pari-mutuel Operations.  Mountaineer’s racing and pari-mutuel operations compete directly for wagering dollars with Wheeling Downs, Thistledown, Northfield Park and The Meadows, which are located ranging from approximately 40 to 85 miles from Mountaineer.  Wheeling Downs conducts pari-mutuel greyhound racing, simulcasting and casino gaming. Thistledown and Northfield Park conduct pari-mutuel horse racing but not video lottery or slot gaming. The Meadows conducts live harness racing, simulcasting and slot gaming. Mountaineer would also compete with Valley View Downs in Lawrence County, Pennsylvania, approximately 45 miles from Mountaineer, if it is constructed and opened. Mountaineer also competes with off-track wagering facilities in Ohio and Pennsylvania, and other racetracks for participation by quality racehorses.

Presque Isle Downs faces competition from other racetracks in Pennsylvania and off-track wagering facilities in Pennsylvania and Ohio, as well as from casinos in Western New York. Presque Isle Downs will also compete with Valley View Downs if it is constructed and opens.

Scioto Downs competes primarily with Beulah Park, a thoroughbred racetrack also located in Columbus Ohio (although currently Scioto Downs and Beulah Park do not operate on the same dates pursuant to an agreement between Scioto Downs and Beulah Park which was approved by the Ohio Racing Commission), and to a lesser extent, casino gambling in Indiana and in Michigan. Further, Scioto Downs faces competition from off-track wagering facilities in Ohio and Pennsylvania.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis, and making other expenditures to increase the attractiveness and add to the appeal of our properties, including increased marketing and promotions. We cannot assure you that we will have sufficient cash on hand or access to financing to fund such capital expenditures. In addition, certain of our competitors have access to greater financial resources than we do, which may permit them to make capital improvements that we do not have sufficient funding to make or purchase newer slot or other equipment which could put us at a competitive disadvantage.

In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts and travel. Increased competition from other gaming and racing facilities and other leisure and entertainment activities could have a material adverse effect on our business, financial condition and results of operations.

Recent approval of gaming in Ohio will create significant new competition.

On November 3, 2009, Ohio voters adopted a constitutional amendment (the “Constitutional Amendment”) that permits a casino in each of Cleveland, Cincinnati, Toledo and Columbus. A casino in Cleveland will increase competition at both Mountaineer and Presque Isle Downs commencing approximately in 2013 unless a temporary facility as currently being discussed opens earlier. A casino in Columbus will increase competition at Scioto Downs. Each casino may have up to 5,000 VLTs as well as any other casino games authorized in any state that borders Ohio.

During the month of March 2011, approximately 77% of the total amount played in Mountaineer’s slot machines was attributable to customers from Ohio and approximately 48% of the total amount played in Presque Isle Downs’ slot machines was attributable to customers from Ohio. Specifically, 12% of amounts played at Mountaineer’s slot machines and 21% of the amounts played at Presque Isle Downs’ slot machines was attributable to customers from Cuyahoga County, Ohio, which is the location of one of the planned casinos and racetracks (Thistledown) that are expected to offer slot gaming, and is also near Northfield Park, another racetrack expected to offer slot gaming. As a result, we expect that future gaming operations at the downtown Cleveland casino, Thistledown and Northfield Park would compete with gaming operations at Mountaineer and Presque Isle Downs and create significant new competition. In addition, in June 2011, the Governor of Ohio’s administration and two casino operators in Ohio have entered into agreements that contemplate VLT gaming at Ohio’s existing racetracks, including Scioto Downs. While we believe that the approval of VLT gaming at Scioto Downs may positively impact our financial condition and results of operations, we also expect that such gaming activity, as well as gaming activity at the planned Ohio casinos, will negatively impact our results of operations at Mountaineer and Presque Isle Downs and that such negative impact will be material. Although we intend to be proactive in our efforts to mitigate the effects of such competition, including continuing our efforts to introduce gaming at Scioto Downs as previously proposed, continuing to provide first-class customer service at all of our facilities, and continuing to manage and reduce our costs, casino gaming permitted pursuant to the Constitutional Amendment and VLT gaming at racetracks in Ohio may materially and adversely affect our results of operations and consequently our ability to obtain financing, to pay the license fees and otherwise make necessary investments at Scioto Downs to permit VLT gaming and comply with the conditions to licensing.

The future of VLT gaming at Scioto Downs is uncertain.

On July 13, 2009, the former Governor of Ohio signed a Directive and issued an executive order directing the Ohio Lottery Commission to take action to implement, and the Ohio legislature approved a budget bill which included language to define and enable VLTs at Ohio’s seven commercial horse tracks, including Scioto Downs. However, despite the efforts by the former Governor, the legislature and the Ohio Lottery Commission, legal and other challenges prohibited Ohio from moving forward with permitting VLT gaming at the racetracks prior to the November 2010 election. On November 2, 2010, voters in Ohio elected a new Governor and a significant number of new members to the legislature. In June 2011, the Governor of Ohio’s administration reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installation of VLTs at Ohio’s existing horse racetracks. Such agreements contemplate that each of Ohio’s seven racetracks, including Scioto Downs, will be permitted to apply for 3 year renewable VLT licenses at a cost of $50.0 million each, which would be paid $10.0 million at the time of application, $15.0 million when the machines begin operating, and $25.0 million one year later. For the first ten years, we expect such VLT licenses to be granted only to the seven existing racetracks.  The agreements contemplate that the commission applicable to VLT operations at racetracks will be 66.5% of all VLT gross sales revenue and that the racetracks would be required to invest at least $150.0 million in facilities within three years following licensure, including the cost of VLT machines, with a maximum credit of $25.0 million for the value of existing facilities and land. The agreements further provide that a racetrack may not operate until such racetrack reaches an agreement that is acceptable to the horse racing industry with respect to funds to benefit the horse racing industry and that racetracks must open their facilities within three years of being licensed.

The 2009 Ohio legislation enabling video lottery was also subject to two lawsuits filed in 2009. These lawsuits were dismissed in October 2009; however, each of these lawsuits could be re-filed, challenging the recent authorization of VLT gaming.  As a result, we cannot assure you that the operation of VLTs at the racetracks will be approved on the terms described above or the timing of commencement of operations of VLTs at racetracks in Ohio.

In addition, the conditions applicable to VLTs at Ohio racetracks require significant investment in license fees and development of gaming facilities and the State of Ohio is expected to retain 33.5% of the net revenues from VLTs. Accordingly, even if we successfully obtain a license to operate VLT gaming at Scioto Downs, we cannot assure you that the revenues generated from VLT gaming at Scioto Downs will yield an adequate return on our investment or that we will be able to operate VLTs at Scioto Downs profitably because of the significant investment required and the retention of revenues by the State of Ohio.

On June 29, 2011, the Ohio legislature approved a bill that would permit any owner of an Ohio racetrack eligible for a permit to operate VLTs to apply to the Ohio State Racing Commission within a two year period following the effective date of the legislation for a transfer of its racetrack license.  To the extent that any such transfer is approved, the owner of such facility will be permitted to operate a temporary facility at its new location while constructing or otherwise preparing its new track, as will the casinos.  We expect the racetracks will be authorized to have temporary facilities. Any transfer of an existing racetrack license will be subject to payment of a relocation fee and any such temporary facility will be required to meet minimum capital investment and structure requirements, each to be established by the Ohio State Racing Commission. The legislation provides, however, that an owner of an Ohio racetrack located on property owned by a political subdivision may relocate its track to a new location within 20 miles of its current location and such owner may not be charged a relocation fee. One of our competitors, Penn National Gaming, Inc., has already informed the Ohio State Racing Commission that it will seek permission to relocate its Toledo and Columbus racetracks to Youngstown and Dayton.  Relocation of an existing racetrack to Youngstown, Ohio would create significant additional competition in one of our primary markets. We expect that such additional competition could have a material adverse effect on our financial conditions and results of operations, particularly on our operations at Mountaineer.

Failure to obtain future financing to purchase furniture, furnishings and equipment could delay or prevent the opening of a VLT facility at Scioto Downs.

We expect our establishment of gaming operations at Scioto Downs will cost an aggregate of approximately $175.0 million, including the license fee.  Although approximately $100.0 million of such costs will be funded with proceeds of our Notes offering, we will require additional financing to, among other things, pay required license fees and fund the expansion and improvement of the Scioto Downs facility to comply with licensing requirements and accommodate VLT gaming.  As such, we are pursuing a financing of the FF&E, including video gaming terminals, to be utilized at the Scioto Downs facility.  We have not received any commitment for such financing, and therefore cannot assure you that we will be able to obtain such financing on terms that are satisfactory to us or at all.  If we fail to obtain such financing, the opening of the VLT facility at Scioto Downs could be delayed or prevented, which could have a material adverse effect on our operating results and our ability to meet our obligations under the notes.  In addition, because we have no financing commitment, we cannot assure noteholders as to what, if any, restrictions in addition to those imposed with respect to the notes might be imposed on us as a condition to obtaining such financing.

We are required to schedule a minimum number of live racing days in West Virginia and Pennsylvania.

All of the states in which we conduct live racing impose requirements with respect to the minimum number of live race dates annually.  The gaming laws and regulations of West Virginia and Pennsylvania, the states in which our racetracks operate slot machines and casino table games, likewise condition gaming operations on the satisfaction of live racing requirements. Live racing days typically vary in number from year to year and are based on a number of factors, including the number of suitable race horses and the occurrence of severe weather, many of which are beyond our control, as well as our agreements with the horsemen’s associations that represent the owners and trainers who race at our tracks. If we fail to meet the minimum live racing day requirements at Mountaineer, we would be prohibited under West Virginia law from conducting simulcast racing or renewing our gaming license at Mountaineer.   In addition, the failure to meet the required minimum number of days at Presque Isle Downs would result in immediate suspension of the slot machine license. If we were unable to offer simulcast racing or slot machine gaming at Mountaineer or slot machine gaming at Presque Isle Downs, this would have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under our various debt instruments.

The information in this report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Registrant.

The information contained in Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Registrant under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.          Other Events.

On July 7, 2011, the Company issued a press release announcing that it had commenced cash tender offers and consent solicitations for any and all of its $125,000,000 aggregate principal amount of outstanding 9% Senior Subordinated Notes due 2012 and its $260,000,000 aggregate principal amount of outstanding 12.625% Senior Secured Notes due 2014. A copy of the press release is being furnished as Exhibit 99.1 hereto and is hereby incorporated by reference to this Item 8.01.

On July 7, 2011, the Company also issued a press release announcing its intention to offer $500,000,000 aggregate principal amount of Senior Secured Second Lien Notes due 2019, subject to market conditions and other factors. A copy of the press release is furnished as Exhibit 99.2 hereto and is hereby incorporated in reference to this Item 8.01.

Item 9.01.         Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description

99.1	Press Release dated July 7, 2011, regarding the cash tender offers and consent solicitations.
99.2	Press Release dated July 7, 2011, regarding the proposed senior secured second lien notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

		By:	/S/ JOHN W. BITTNER, JR.
John W. Bittner, Jr.
Executive Vice President and Chief Financial Officer
Date:	July 7, 2011